Exhibit 99.1

Trex Company Reports Second Quarter 2022 Results

Strong Quarterly Growth Across All Key Financial Metrics

Repurchased 2.8 million Shares During the Quarter

Successfully Launched Trex Transcend® Lineage™ Decking Line

Second Half 2022 Revenue Guidance Reflects Channel Expectations and Inventory Alignment

WINCHESTER, Va.--(BUSINESS WIRE)--August 8, 2022--Trex Company, Inc. (NYSE:TREX), the world’s #1 brand of high-performance, low-maintenance and eco-friendly composite decking, railing and outdoor living products and a leading national provider of custom-engineered commercial railing systems, today reported second quarter 2022 results and year-to-date performance.

Second Quarter 2022 Highlights

  Consolidated net sales increased 24% to $386 million
  Net income of $89 million, up 45%; diluted earnings per share of $0.79, up 49%
  EBITDA up 41% to $129 million; EBITDA margin of 33.4%, up 400 basis points

CEO Comments

“Trex executed effectively on our wood-to-composite market share conversion strategy during the second quarter as consumers continued to invest in enhancing their outdoor living experience. Revenue increased 24%, aided primarily by favorable pricing as well as mid-single digit growth in volume at Trex Residential, reflecting both consumer demand and continued distributor inventory build, particularly in the pro channel. We delivered strong EBITDA margins in the second quarter as a result of our pricing, favorable mix, focused cost reduction efforts and production efficiencies, enabling us to successfully offset ongoing raw material and logistics inflationary pressures, while we continued to invest in our brand. Supported by our strong free cash flow, we repurchased 2.8 million shares of our outstanding common stock during the quarter, which we believe will provide long-term benefits to our shareholders,” said Bryan Fairbanks, President and CEO of Trex.

“During the second quarter, we expanded the premium Transcend decking portfolio line by launching Trex Transcend® Lineage™ decking. This new decking line features refined aesthetics and trend-forward colors with heat mitigating technology features and, like all Trex decking, is made from 95% recycled and reclaimed content. This product introduction was welcomed by our channel partners and represents our first major launch since the Enhance product line in early 2019. We are pleased with the market response to Trex Transcend Lineage decking, and we will continue to innovate and launch high impact products.”

Second Quarter 2022 Results

Second quarter 2022 consolidated net sales increased 24% year-over-year to $386 million reflecting a 25% increase in Trex Residential net sales to $374 million. The increase in Trex Residential net sales growth was primarily due to higher pricing together with a mid-single digit increase in volume. Trex Commercial contributed $12 million to consolidated net sales.

Consolidated gross margin was 40.7%, a 270-basis point increase over the 2021 second quarter, as pricing actions, production efficiencies and cost reduction efforts offset inflationary pressures on raw materials, labor and transportation.

Selling, general and administrative expenses were $40 million, or 10.2% of net sales, compared to $37 million, or 11.8% of net sales, in the 2021 second quarter. The increase was primarily driven by the planned increase in branding spend.

Net income for the 2022 second quarter was $89 million, or $0.79 per diluted share, representing increases of 45% and 49%, respectively, from net income of $61 million, or $0.53 per diluted share, in the 2021 second quarter. EBITDA increased 41% year-over-year to $129 million and EBITDA margin was 33.4%.

The Company repurchased 2.8 million shares of its outstanding common stock during the quarter at an average price of $60.39 per share. The Company has 4.3 million shares remaining as of the end of the quarter that may be repurchased under the program.

Year-to-Date Results

Net sales year-to-date were $725 million, 30% ahead of the $557 million reported in the prior year. Trex Residential net sales increased 32% to $701 million, with Trex Commercial contributing an additional $24 million. Year-to-date consolidated gross margin was 40.3%. Selling, general and administrative expenses were $80 million, or 11.0% of net sales, compared to $68 million, or 12.4% of net sales, in the prior year.

Net income year-to-date was $160 million, or $1.40 per diluted share compared to $110 million, or $0.95 per diluted share. EBITDA increased 44% to $235 million and EBITDA margin was 32.3%.

Summary and Outlook

“Year-to-date, Trex has generated industry-leading financial performance, reflecting timely pricing actions taken to offset inflationary pressures, operational efficiencies and continued robust demand from our distributors spurred by product availability. Although we believe consumer demand for Trex decking and railing products remains healthy, in late June, we experienced a sudden reduction in pro-channel demand, as our partners began to adjust their inventory levels to align with expectations for an economic slowdown. Accordingly, we anticipate a significant reduction in revenues in the second half of 2022 as consumer demand is filled by existing channel inventories. In this environment, we are focused on maintaining our competitive cost structure through a combination of production and labor force optimization as well as the activation of several high return cost-efficiency programs, which we have been unable to implement while running at elevated capacity levels. Additionally, we are revising our capital expenditure spending for 2022 to $170 million to $180 million down from our previous range of $200 million to $220 million while continuing the initial phase of construction for our new Arkansas facility.

“We anticipate the inventory adjustments being made in our channel will primarily impact this year’s third and fourth quarter revenues, which we expect to range from $185 million to $195 million, and $180 million to $190 million, respectively. We expect EBITDA margin of 27% to 29% for full year 2022.

“As we navigate through this inventory adjustment and evolving market environment, we remain confident in our long-term growth opportunities. The enduring strength of the Trex brand continues to resonate with consumers seeking to enhance their outdoor living space with sustainable, low-maintenance decking that adds value to their homes. We have the highest production efficiencies within the industry, and our product portfolio is well-positioned to capture demand across a broad consumer base. We enter this period with tremendous financial and operating strength allowing us to continue to capture share not only from wood but also gain share within the composite industry. The dedication and collaboration of the Trex organization and our extended family of channel partners and contractors remain an important competitive advantage and will continue to drive our long-term secular growth opportunities,” Mr. Fairbanks concluded.

Second Quarter 2022 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2022 results on Monday, August 8, 2022 at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 2Q22 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA margin. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	($ in thousands)
Net Income	$88,916	$61,366	$160,127	$109,910
Interest (income) expense, net	(116)	13	(104)	10
Income tax expense	29,009	20,978	52,737	36,925
Depreciation and amortization	11,331	9,278	21,805	15,703
EBITDA	$129,140	$91,635	$234,565	$162,548

Net income as a percentage of net sales	23.0%	19.7%	22.1%	19.7%
EBITDA as a percentage of net sales (EBITDA margin)	33.4%	29.4%	32.3%	29.2%

About Trex Company

Trex Company is the world’s largest manufacturer of high-performance, low-maintenance wood-alternative decking and railing, with more than 30 years of product experience. The #1 brand in outdoor living is proud to be named to Forbes’ 2021 List of America’s Best Mid-Size Companies and to Fortune magazine’s 2020 list of the world’s 100 Fastest-Growing Companies. Stocked in more than 6,700 retail locations worldwide, Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com. You also can follow Trex on LinkedIn (https://www.linkedin.com/company/trex-company/), Twitter (@Trex_Company), Instagram (@trexcompany), Pinterest (trexcompany) or Houzz (trexcompany-inc), “like” Trex on Facebook (@TrexCompany) or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company’s ability to obtain raw materials at acceptable prices; increasing inflation in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of upcoming data privacy laws and the General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Emded June 30,
	2022	2021	2022	2021
	(Unaudited)

Net sales	$386,249	$311,596	$725,477	$557,120
Cost of sales	228,872	193,323	433,188	343,046
Gross profit	157,377	118,273	292,289	214,074
Selling, general and administrative expenses	39,568	36,899	79,529	68,949
Gain on insurance proceeds	-	(983)	-	(1,720)
Income from operations	117,809	82,357	212,760	146,845
Interest (income) expense, net	(116)	13	(104)	10
Income before income taxes	117,925	82,344	212,864	146,835
Provision for income taxes	29,009	20,978	52,737	36,925
Net income	$88,916	$61,366	$160,127	$109,910
Basic earnings per common share	$0.79	$0.53	$1.41	$0.95
Basic weighted average common shares outstanding	113,099,561	115,362,757	113,864,741	115,512,231
Diluted earnings per common share	$0.79	$0.53	$1.40	$0.95
Diluted weighted average common shares outstanding	113,259,514	115,662,626	114,052,447	115,839,183
Comprehensive income	$88,916	$61,366	$160,127	$109,910

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	June 30,	December 31,
	2022	2021

ASSETS
Current assets:

Cash and cash equivalents	$16,648	$141,053
Accounts receivable, net	178,084	151,096
Inventories	100,872	83,753
Prepaid expenses and other assets	23,645	25,152
Total current assets	319,249	401,054
Property, plant and equipment, net	505,395	460,365
Operating lease assets	36,250	34,571
Goodwill and other intangible assets, net	18,791	19,001
Other assets	7,609	5,330
Total assets	$887,294	$920,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$57,825	$24,861
Accrued expenses and other liabilities	74,698	58,041
Accrued warranty	6,300	5,800
Total current liabilities	138,823	88,702
Deferred income taxes	43,967	43,967
Operating lease liabilities	29,239	28,263
Non-current accrued warranty	22,230	22,795
Other long-term liabilities	11,560	11,560
Total liabilities	245,819	195,287

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 140,798,762 and 140,734,753 shares issued and 111,563,381 and 115,148,152 shares outstanding at June 30, 2022 and December 31, 2021, respectively	1,408	1,407
Additional paid-in capital	129,109	127,787
Retained earnings	1,106,175	946,048
Treasury stock, at cost, 29,235,381 and 25,586,601 shares at June 30, 2022 and December 31, 2021, respectively	(595,217)	(350,208)
Total stockholders’ equity	641,475	725,034
Total liabilities and stockholders’ equity	$887,294	$920,321

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30
	2022	2021
	(unaudited)
Operating Activities
Net income	$160,127	$109,910
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amaortization	21,804	15,702
Stock-based compensation	3,282	4,308
Gain on disposal of property, plant and equipment	(43)	(1,083)
Other non-cash adjustments	(365)	(226)
Changes in operating assets and liabilities:
Accounts receivable	(26,988)	(157,117)
Inventories	(17,119)	(8,994)
Prepaid expenses and other assets	949	(6,878)
Accounts payable	32,943	14,907
Accrued expenses and other liabilities	13,175	10,763
Income taxes receivable/payable	2,227	466

Net cash provided by (used in) operating activities	189,992	(18,242)

Investing Activities
Expenditures for property, plant and equipment	(66,606)	(94,831)
Proceeds from sales of property, plant and equipment	45	1,314

Net cash used in investing activities	(66,561)	(93,517)

Financing Activities
Borrowings under line of credit	-	286,000
Principal payments under line of credit	-	(236,500)
Repurchases of common stock	(247,921)	(54,832)
Proceeds from employee stock purchase and option plans	951	860
Financing costs	(866)	-

Net cash used in financing activities	(247,836)	(4,472)

Net decrease in cash and cash equivalents	(124,405)	(116,231)
Cash and cash equivalents at beginning of period	141,053	121,701

Cash and cash equivalents at end of period	$16,648	$5,470

Contacts

Dennis C. Schemm, Senior Vice President and Chief Financial Officer
540-542-6300

Lynn Morgen/Viktoriia Nakhla, ADVISIRY Partners
212-750-5800